Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 25, 2021, relating to the financial statements and financial highlights of Blackstone Senior Floating Rate Term Fund (the “Fund”) appearing in the Annual Report on Form N-CSR for the year ended December 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is included in such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

January 21, 2022